                                                                   Exhibit 10.10

                             Ziff Davis Media Inc.
                              28 East 28th Street
                           New York, New York 10016


                                 January 19, 2001

ZDNet, Inc.
CNET Networks, Inc.
28 East 28th Street
New York, NY 10016
Attention: Daniel Rosensweig

                Re:  Amendment to License Agreement
                     ------------------------------

Dear Dan:

     This letter agreement (this "Agreement") amends certain terms of the License Agreement (the "License Agreement") dated as of April 5, 2000 by and between ZDNet, Inc., formerly Ziff-Davis Inc., a Delaware corporation ("ZDNet"), and Ziff Davis Media Inc., a Delaware corporation ("Ziff Davis Media"), and sets forth certain other agreements between the parties hereto. Capitalized terms used in this Agreement and not otherwise defined will have the meanings ascribed to such terms in the License Agreement. ZDNet, CNET Networks, Inc. ("CNET"), and Ziff Davis Media agree as follows:

A.  LICENSE AGREEMENT


    1. The License Agreement, including the licenses granted by Ziff Davis Media to ZDNet thereunder with respect to both U.S. and foreign Publications, will terminate and be of no further force or effect on midnight February 28, 2002 (the "License Agreement Termination Date"). From and after the License Agreement Termination Date, neither ZDNet, CNET, nor any of their affiliates, successors, assigns or licensees will have any right to (i) translate, reproduce, publicly display, transmit or distribute Content (including, without limitation, archival Content of the Publications), except as permitted by fair use or other similar laws, or (ii) use the Trademarks. Notwithstanding the foregoing, Sections 10, 11, 14, 16(i), the second sentence of 16(ii), 16(iii) and 18 of the License Agreement will survive the expiration or termination of the License Agreement.

    2. Ziff Davis Media's obligation in Section 1(i) of the License Agreement to cause the purchaser of any Publication to agree to assume and carry out the obligations of Ziff Davis Media under the License Agreement with respect to that Publication shall continue until the License Agreement Termination Date and any purchaser shall also assume all of Ziff Davis Media's obligations under this Agreement that pertain to such Publication.

3. (a) The licenses granted to ZDNet under the License Agreement to translate, reproduce, publicly display, transmit or distribute Content online and through electronic distribution via the World Wide Web, the Internet or any technology hereafter developed and used for similar purposes or evolutions or migrations thereof, to grant third parties the right to distribute Content as described above (including Content from the non-U.S. Publications) and to use the Trademarks in connection therewith, shall remain exclusive through and including February 28, 2001.

        (b) Effective March 1, 2001 and continuing through the License Agreement Termination Date, any and all exclusive licenses under the License Agreement shall become non-exclusive, and ZDNet and CNET, on the one hand, and Ziff Davis Media and its affiliates, on the other hand, shall have the non-exclusive right to, and (subject to the limitations set forth elsewhere in this Paragraph 3 and the other requirements set forth in the License Agreement as amended by this Agreement) the right to grant licenses to third parties to, translate, reproduce, publicly display, transmit or distribute Content through any means or media, including, without limitation, electronic distribution via the World Wide Web, the Internet or any technology hereafter developed and used for similar purposes or evolutions or migrations thereof. Effective March 1, 2001 and continuing through the License Agreement Termination Date, the Content may be used by both ZDNet and CNET as permitted by the terms of the License Agreement as amended by this Agreement. If for any reason, Ziff Davis Media does not provide any Publication Content to ZDNet in accordance with the manner and timing of distribution prior to the date hereof or in accordance with the requirements of Paragraph 3(e), then, neither Ziff Davis Media nor any if its affiliates shall use itself, or permit any third party to use, in any manner online, the Content which has not been so delivered until such time as it has been delivered to ZDNet. The preceding sentence shall be ZDNet's sole remedy with respect to any failure by Ziff Davis Media to deliver Content from the PC Expert Publication in France, however, it shall be ZDNet's non-exclusive remedy, in addition to any breach of contract or other claim, with regard to any failure to provide Content from any Publication other than PC Expert.

        (c) Notwithstanding the foregoing or anything to the contrary contained in the License Agreement, but subject to Ziff Davis Media's rights under Section 1(ii) of the License Agreement, Ziff Davis Media shall not license Content from any of the Publications to any of the third parties identified as Tier 1 listed on the attached Schedule 1 until March 1, 2002, or
                                              ----------
             to any of the third parties identified as Tier 2 listed on the attached Schedule 1 until December 1, 2001, in each case, as such
                      ----------
             Schedule may be modified from time to time by written notice from ZDNet to reflect new sublicenses of Content as permitted below. The content sublicenses with the parties listed on Schedule 1 are referred to as the "Restricted Arrangements". During the period from March 1, 2001 through March 1, 2002, ZDNet will have the continuing right under, and subject to the terms and conditions of,
             Section 2 of the License Agreement to enter into new Content sublicense arrangements, to add those arrangements to Schedule 1 and such new arrangements shall be considered Restricted Arrangements (but only to the extent such sublicenses were entered into after the date of this Agreement and only with respect to entities which Ziff Davis Media has not notified ZDNet that it has a Content license agreement with), provided that in all events ZDNet's right to license the Content (and the licenses so granted as they apply to the Content) shall terminate on the License Agreement Termination Date. Until the License Agreement Termination Date, each party shall provide the other party with written notification of all new third party Content license agreements within five (5) days of entering into such arrangements. Notwithstanding the foregoing, until March 1, 2002, neither ZDNet or CNET, on the one hand, nor Ziff Davis Media or its affiliates on the other hand, will license any Publication Content to any of the following entities or their affiliates (as such term is defined in Section 13): International Data Group, Inc., CMP Media, Inc., United News & Media PLC, or Imagine Media, Inc. The preceding list of entities shall replace in its entirety the list of Ziff Davis Media competitors in Schedule 7.1(i) referred to in Section 2(i)(A) of the License Agreement.

        (d) Notwithstanding anything in this Agreement to the contrary, ZDNet will remain obligated to make the royalty payments to Ziff Davis Media contemplated by the last paragraph of Section 2(i) of the License Agreement in respect of the Restricted Arrangements.

        (e) From March 1, 2001 through the License Agreement Termination Date, Ziff Davis Media shall provide ZDNet with Content from the Publications as soon as the particular issue (or portion thereof) is completed for transmission to the printer, or on such earlier date as any item of Content is released in any media. In the event that issues or specific stories are marked with an embargo date that applies universally to Ziff Davis Media and all of its licensees, ZDNet agrees to honor such embargo dates and to ensure that the information remains confidential until those dates.

4. (a) ZDNet's right and obligation to host the Websites of each U.S. Publication as provided in Section 3 of the License Agreement and ZDNet's license to use the Trademarks (including, without limitation, the urls) which relate to each U.S. Publication, will terminate with respect to each particular U.S. Publication in accordance with the following schedule:



                   Publication                                 Website Hosting
                   -----------                                 Termination Date
                                                               ----------------
 Family PC                                                      April 1, 2001

 Yahoo! Internet Life,Computer Gaming World, Expert             May 1, 2001
 Gamer, Electronic Gaming Monthly, Official U.S.
 Playstation Magazine

 PC Magazine                                                    July 1, 2001

 Interactive Week                                               September 1, 2001

 Ziff Davis Smart Business for the New Economy; eWeek           October 1

 Smart Partner                                                  November 1, 2001

    ZDNet's right and obligation to host the Websites of each non-U.S. Publication as provided in Section 3 of the License Agreement and ZDNet's license to use the Trademarks (including, without limitation, the urls) which relate to each non-U.S. Publication, will terminate with respect to each particular non-U.S. Publication on the License Agreement Termination Date (which License Agreement Termination Date shall be deemed the Website Hosting Termination Date (as defined below) for the non-U.S. Publications for purposes of this Agreement). On the applicable date on which ZDNet's Website hosting rights and obligations and Trademark licensing rights terminate with respect to a particular Publication (each, a "Website Hosting Termination Date"), as between ZDNet/CNET and Ziff Davis Media, only Ziff Davis Media and its affiliates will have the right to host, maintain and produce the Website with respect to the applicable Publication and to use exclusively the applicable Trademarks.

    (b) ZDNet will continue to post the ZDNet home page links described in
    Section 3(v)(A) of the License Agreement for a particular Publication until the Website Hosting Termination Date for such Publication. Beginning on the first

    Website Hosting Termination Date, ZDNet and CNET, on the one hand, and Ziff Davis Media and its affiliates, on the other hand, will display statements that such party's Websites are not affiliated with the Websites of the other party, as well as links directing users to the other party's Websites. The links shall be posted for a period of 120 days from each applicable Website Hosting Termination Date in a form to be mutually agreed upon by the parties. The links will be located on each page of any Website of Ziff Davis Media or its affiliates which includes Publication Content and each page of any Website of ZDNet or CNET which includes Publication Content. The links on the Ziff Davis Media and affiliates' Websites will be of the same size and placement on the page as those on the ZDNet and CNET Websites, such size, design and placement shall be mutually agreed upon by the parties.

    (c) On the Website Hosting Termination Date for Yahoo! Internet Life, ZDNet will deliver to Ziff Davis Media an archive in XML format of the Daily Net Buzz, Joke of the Day, and the other daily Yahoo! Internet Life content linked to from the home page of that Publication Website (the "YILO Daily Content") which will include the YILO Daily Content for the one year period prior to such Website Hosting Termination Date. On the Website Hosting Termination Date for PC Magazine, ZDNet will deliver to Ziff Davis Media an archive in XML format of the PC Magazine First Looks (the "First Looks") which will include the First Looks for the one year period prior to such Website Hosting Termination Date.


5. (a) For the period prior to the applicable Website Hosting Termination Date, Section 3(ii) is hereby modified such that ZDNet will not be obligated to make any enhancements or material modifications to the Publication Websites (other than bug fixes and technical upgrades) beyond such Websites current form, unless approved by ZDNet (which approval will not be unreasonably withheld or delayed) and paid for by Ziff Davis Media. For purposes of clarity, the preceding sentence shall not limit ZDNet's right to cease enhancements as permitted under Paragraph 6 below. Notwithstanding the foregoing, but assuming Ziff Davis Media's compliance with its obligations below to make any former ZDNet employees it hires available for services, ZDNet agrees to post material on the Publication Websites in a timely fashion until each applicable Website Hosting Termination Date.

    (b) Effective on each applicable Website Hosting Termination Date, ZDNet's obligations under Section 3(iv) of the License Agreement that pertain to Publication email newsletter distribution for the applicable Publication Website shall terminate and ZDNet shall have no further obligations thereunder with respect to such Publication Website. Effective on March 1, 2001, ZDNet shall no longer have any obligation to acquire additional subscribers for such newsletters, but shall continue to include newsletter subscriptions as part of its registration process until the applicable Website Hosting Termination Date.

    (c) If, prior to a Website Hosting Termination Date, Ziff Davis Media hires (or has hired) a ZDNet employee who had worked for ZDNet in connection with the hosting or production of a Publication Website, Ziff Davis Media will make such employee reasonably available to ZDNet to assist in performing his or her prior responsibilities for such Publication Website, until the Website Hosting Termination Date for such Publication. ZDNet shall have no further obligation to provide, or to provide Ziff Davis Media funding for, any editorial positions for the Publication Websites pursuant to Section 3(vi) of the License Agreement. The preceding sentences shall not affect ZDNet's obligation to continue hosting and posting Content for each Publication Website, or to continue to fund such hosting and posting, until the applicable Website Hosting Termination Date.

6. For the period prior to the applicable Website Hosting Termination Date, the second sentence of Section 3(iii) is hereby modified such that ZDNet will continue to have the right (but not the obligation) to include content it creates or licenses in a Publication Website, but only to the extent ZDNet currently includes such additional content. All other provisions of Section 3(iii) shall terminate with respect to a particular Publication Website on the applicable Website Hosting Termination Date. ZDNet's obligations in
    Section 3(viii) of the License Agreement regarding the payment to Yahoo! of twenty percent of Advertising Revenue and regarding ZDNet's obligation to host that Publication Website shall terminate on the Website Hosting Termination Date for the Yahoo! Internet Life Publication. The parties' obligations under Section 4 of the License Agreement shall terminate effective as of March 1, 2001.

7.  ZDNet will continue to make royalty payments to Ziff Davis Media pursuant to
    Section 5 of the License Agreement for all periods through March 1, 2001. The final royalty payment (in respect of January and February 2001) will be made not later than March 25, 2001. For purposes of clarity, the royalty payments will be calculated as described in such section taking into account solely the gross revenues of ZDNet and its subsidiaries (subject to the exclusions listed in such section ) and will not include the revenues of the other businesses of CNET. From and after the License Agreement Termination Date, ZDNet will not be obligated to make any royalty payments under Section 5 of the License Agreement. In consideration of the elimination, after March 1, 2001, of all royalty obligations under Section 5 of the License Agreement, ZDNet shall pay Ziff Davis Media a License Agreement termination fee in the total amount of $4.5 million, payable in cash as follows: $2.2 million due on March 1, 2001, and $2.3 million due on March 1, 2002.

8. ZDNet's rights under the first sentence of Section 6(i) of the License Agreement will terminate on March 1, 2002 and may be exercised by either ZDNet or its affiliates, including, CNET. Ziff Davis Media's obligations under Section 6(i) of the License Agreement to include the urls of the Publication Websites hosted by ZDNet on the cover and the table of contents of the Publication shall end on the applicable Website Hosting Termination Date. Ziff Davis Media's obligation in Section 6(i) to include subscription offers for ZDNet newsletters within its subscription signups shall end on March 1, 2001.

9. ZDNet will continue to include online subscription forms for each Publication on the Publication Website until the Website Hosting Termination Date for such Publication. In addition, ZDNet will distribute one mailing per month until the applicable Website Hosting Termination Date to the ZDNet announce list. Such mailing will promote subscription offers for any Publication still hosted by ZDNet on the date such announce mailing is distributed. Ziff Davis Media will create the content of the mailings, however, it will be subject to ZDNet's reasonable prior review and approval. Ziff Davis Media will pay to ZDNet $5.00 per net subscriber (both controlled and paid) generated as a result of such mailings. Net subscriptions for Publications with a paid circulation means subscriptions for which the subscriber actually pays and for Publications with controlled circulation means subscriptions for which the subscriber actually qualifies. Payment shall be made to ZDNet within thirty (30) days after the end of each calendar quarter (for example, on April 30, 2001 for the period through March 31, 2001) and ZDNet shall have the same rights of audit with respect the payments owed to it under this Paragraph 9 that are given to Ziff Davis Media under Section 5(iii) of the License Agreement. Ziff Davis Media will have the right to set the terms and rates of such subscription offers. The provisions of Sections 6(ii) and 6(iii) of the License Agreement will terminate on March 1, 2001 and neither party shall have any continuing obligations under such Sections from and after such date.

10. From and after March 1, 2001, the obligations of each party under Section 7 of the License Agreement will terminate and such Section 7 will have no further force or effect.

11. Section 8(iii), Section 8(iv) and Section 17 of the License Agreement are hereby deleted in their entirety effective as of March 1, 2001 and neither party will have any further obligations thereunder.

12. Section 10(v) of the License Agreement is hereby modified such that the measure of the cap on Ziff Davis Media's liability for damages shall be the larger of (a) the amount of royalties paid to Ziff Davis Media in the contract year preceding the claim, and (b) $6.5 million (such larger amount, the "Liability Cap"). In addition, the Liability Cap shall not apply to Ziff Davis Media's liability for any willful breach of the License Agreement as amended by this Agreement.

13. From and after the date of this Agreement, Section 12 of the License Agreement shall be deleted and such Section 12 will have no further force or effect; provided, however, that the licenses granted to ZDNet under the
            --------  -------
    License Agreement (as amended by this Agreement) are personal to ZDNet and CNET, and may not be assigned by ZDNet or CNET except in connection with the sale or transfer of all or substantially all of their assets or businesses, or the merger into another entity, where the surviving entity agrees to be bound by the provisions of this Agreement, provided that this Agreement may not be assigned in whole or in part, including by operation of law, to International Data Group, Inc., CMP Media, Inc., United News & Media PLC, or Imagine Media, Inc., or any of their affiliates (defined for purposes of this paragraph as any entity which is controlled by, controls or is under common control with any of the named entities).

14. Section 18(i)(a) of the License Agreement shall be amended so that all notices to Ziff Davis Media will be sent in care of Ziff Davis Media, Inc., 28 East 28th Street, 14th floor, New York, New York 10016, Attention: Chief Executive Officer, with a copy sent to the same address to the attention of the company's General Counsel.


B.   MISCELLANEOUS

     1. CNET and ZDNet will be jointly and severally liable for all obligations, including without limitation payment obligations, of ZDNet under the License Agreement and this Agreement.

     2. Ziff Davis Media, on behalf of itself and its subsidiaries and affiliates, hereby waives any and all breaches of, defaults under, or failures to comply with the terms and conditions of, the License Agreement by ZDNet which have occurred on or before the date of this Agreement and each hereby releases each of CNET and ZDNet and their respective affiliates from liability with respect to such waived matters, including any claims arising out of, resulting from or relating to the Yahoo! Agreement prior to the date of this Agreement; provided, however, that such waiver and release is a one-time waiver
         --------  -------
         and release and will not waive or release future compliance with the terms of the License Agreement as amended by this Agreement (except as specified above with respect to the Yahoo!

    Agreement). This waiver is limited as specified and will not constitute a modification or amendment to any provision of the License Agreement.

3. CNET and ZDNet, on behalf of themselves and their subsidiaries and affiliates, hereby waive any and all breaches of, defaults under, or failures to comply with the terms and conditions of, the License Agreement by Ziff Davis Media or Ziff Davis Publishing which have occurred on or before the date of this Agreement, and each hereby releases each of Ziff Davis Media and Ziff Davis Publishing and their respective affiliates from liability with respect to such waived matters, including any claims arising out of, resulting from or relating to any failure of Ziff Davis Media to provide or make available to ZDNet prior to or after the date of this Agreement, Content from the PC Expert Publication in France; provided,
                                                                 ---------
    however, that such waiver and release is a one-time waiver
    -------
    and release and will not waive or release future compliance with the terms of the License Agreement as amended by this Agreement (except as specified above with respect to the PC Expert Publication). This waiver is limited as specified and will not constitute a modification or amendment to any provision of the License Agreement.

4. Except as modified by this Agreement, the License Agreement will continue in full force and effect in accordance with its terms. To the extent that this Agreement contains terms, conditions or agreements which are different from, in addition to or are inconsistent with the terms of the License Agreement, the terms of this Agreement will govern. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York. Each party agrees that any action or proceeding brought by the other during or after the term of this Agreement arising out of or related to this Agreement shall be brought in courts located in the State of New York. Each party irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in New York in connection with any action or proceeding brought during or after the term of this Agreement and arising out of or related to this Agreement and waives any objection to venue or any claim that the action is brought in an inconvenient forum. This Agreement may be executed in one or more counterparts and may be executed by facsimile signature.

5. Except as may be required by law or the rules of any applicable securities exchange, no party to this Agreement shall make, nor permit its controlled affiliates to make any public statements about this Agreement or the License Agreement without the prior approval of the other party, which shall not be unreasonably withheld or delayed.

     Please have an authorized representative of ZDNet and CNET sign below to indicate your agreement with the foregoing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers duly authorized as of the date first written above.

                                    ZIFF DAVIS MEDIA INC.



                                    By: /s/ Thomas McGrade
                                       ---------------------
                                       Name:  Thomas McGrade
                                       Title: Senior Executive Vice President
                                              and Chief Operating Officer


                                    ZDNET, INC.



                                    By: /s/ Daniel Rosensweig
                                       ---------------------
                                      Name:  Daniel Rosensweig
                                      Title: Authorized Signatory

                                    CNET Networks, Inc.



                                    By: /s/ Daniel Rosensweig
                                       ---------------------
                                       Name:  Daniel Rosensweig
                                       Title: Authorized Signatory

                                   Schedule 1
                                   ----------

                                 See Attachment

                                      -12-